Exhibit 99.1

PARAMOUNT GOLD NEVADA ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

Winnemucca, Nevada – October 2, 2017 – Paramount Gold Nevada Corp. (NYSE American: PZG) (“Paramount” or “the Company”) announced today that it has commenced a public offering of shares of its common stock.

In addition, concurrently with the public offering of common stock, the Company intends to sell, on a private placement basis, up to 1.8 million shares of common stock to FCMI Parent Co. (up to 1.1 million shares) and Seabridge Gold Inc. (up to 700,000 shares) at the same price per share as the shares of common stock sold to the public in the public offering.

The closings of the public offering and the private placement are anticipated to occur on or about October 12, 2017 subject to the satisfaction of customary closing conditions, including approval of the NYSE American.

Proceeds from the public offering and the private placement will be used primarily to complete the Pre-feasibility Study on the Grassy Mountain Project with a portion also going towards permitting. Other uses of proceeds will include general corporate purposes.

Canaccord Genuity Corp. and Cantor Fitzgerald Canada Corporation are acting as joint-bookrunners of the offering and Roth Capital Partners is acting as a co-manager.

The offering is being made in the United States pursuant to a preliminary prospectus supplement and the accompanying prospectus under the Company’s effective shelf registration statement on Form S-3 (File No. 333-218295) that was filed with the United States Securities and Exchange Commission (“SEC”) on May 26, 2017, and declared effective by the SEC on June 8, 2017 and in Canada pursuant to its preliminary short-form prospectus filed with the securities regulatory authorities in the Provinces of Ontario, Alberta and British Columbia.

Copies of these documents will be available at www.sec.gov and www.sedar.com, respectively.

Investors may also obtain the final prospectus supplement and final base short form shelf prospectus for the offering, when available, by contacting Canaccord Genuity Corp. Attention: Syndication Brookfield Place, 161 Bay Street, Suite 3100, P.O. Box 516 Toronto, ON M5J 2S1, Email: ecm@canaccordgenuity.com, Cantor Fitzgerald Canada Corporation, attention: Equity Capital Markets, 181 University Avenue, Suite 1500, Toronto, ON, M5H 3M7, email: ecmcanada@cantor.com, or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York, 10022, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer to buy the securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance.

About Paramount

Paramount Gold Nevada Corp. is a U.S. based precious metals exploration company. Paramount holds a 100% working interest in the Grassy Mountain Project which consists of approximately 9,300 acres located on private and BLM land in Malheur County, Oregon. Additionally, Paramount owns a 100% interest in the Sleeper Gold Project located in Northern Nevada. The Sleeper Gold Project, which includes the former producing Sleeper mine, totals 2,322 unpatented mining claims (approximately 60 square miles or 15,500 hectares).

Paramount Gold Nevada Corp.

Carlo Buffone, Chief Financial Officer

Chris Theodossiou, Director of Corporate Communications

866-481-2233